Exhibit (10)(k)

AMENDMENT TO THE PARKER-HANNIFIN CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS PROGRAM

WHEREAS, Parker-Hannifin Corporation (the “Corporation”) maintains the Parker-Hannifin Corporation Supplemental Executive Retirement Benefits Program, as most recently amended and restated effective as of August 15, 1996 (the “Plan”); and

WHEREAS, the Plan provides for the use of a specified rate of interest to be used for certain lump sum payments that may be made under the Plan; and

WHEREAS, the Corporation has determined that it is necessary to revise the definition of the specified rate;

NOW, THEREFORE, Section 1(w) of the Plan is hereby amended as follows, effective as of April 1, 2003:

“(w) Specified Rate: The average of the daily closing On-The-Run Long Bond rates as displayed by the Bloomberg Professional Financial System at screen “GT 30 GVT” (or any successor screen), for the second full calendar month preceding the month in which a payment is to be made; provided that if the U.S. Treasury should resume issuance of 30-Year Treasury Bonds, the Specified Rate shall be the monthly average annual yield of 30-Year United States Treasury Bonds for constant maturities as published by the Federal Reserve Bank and in effect on the first day of the month prior to the month in which a payment is to be made. Notwithstanding the foregoing, for purposes of calculating a Change in Control Lump Sum Payment, the Specified Rate shall be the interest rate for immediate annuities of the Pension Benefit Guaranty Corporation (PBGC) in effect on the date of the Change in Control as set forth in Appendix B to Part 2619 of 29 Code of Federal Regulations, or any other successor or similar rate.”

Executed at Cleveland Ohio, this 16th date of April, 2003.

PARKER-HANNIFIN CORPORATION

By:	/s/ THOMAS A. PIRAINO, JR.
Its:	Vice President, General Counsel and Secretary

And

By:	/s/ T. K. PISTELL
Its:	Vice President, Finance and Administration and Chief Financial Officer